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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )


                          BROCK INTERNATIONAL, INC.
                   -----------------------------------------
                               (Name of Issuer)




                                 COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                                  111635108
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 111635108                SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          RICHARD T. BROCK
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       1,768,224
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        NONE
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      1,768,224
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,768,224
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
           N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           35.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
           IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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
Item 1(a). Name of Issuer:
                          BROCK INTERNATIONAL, INC.

Item 1(b). Address of Issuers Principal Executive Offices:
                          2859 PACES FERRY ROAD, SUITE 1000
                          ATLANTA, GEORGIA 30339


Item 2(a). Name of Person Filing:
                          RICHARD T. BROCK

Item 2(b). Residence address:
                          100 ANCHOR DRIVE #140
                          KEY LARGO, FLORIDA 33037


Item 2c.   Citizenship:
                          USA

Item 2(d). Title of Class of Securities:
                          COMMON STOCK

Item 2(e). CUSIP Number:
                          111635108

Item 3:    N/A

Item 4:    Ownership:
                 (a) Amount beneficially owned:                                     1,768,224
                 (b) Percent of Class:                                              35.8%
                 (c) Number of Shares as which such person has:
                          (i)   sole power to vote or to direct vote                1,768,224
                          (ii)  shared power to vote or to direct vote              NONE
                          (iii) sole power to dispose or direct disposition of:     1,768,224
                          (iv)  shared power to dispose or direct disposition of:   NONE

Item 5:          Ownership of Five Percent or Less of a Class                       N/A

Item 6:          Ownership of More than Five Percent on Behalf of
                 Another Person:                                                    N/A

Item 7:          Identification and Classification of the Subsidiary which          N/A
                 Acquired the Security Being Reported on by the Parent
                 Holding Company.

Item 8:          Identification and Classification of Members of the Group          N/A

Item 9:          Notice of Dissolution of Group                                     N/A

Item 10:         Certification:                                                     N/A

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         SIGNATURES:
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                  DATE: February 20, 1997

                                  SIGNATURE: /s/ Richard T. Brock

                                  NAME:  Richard T. Brock